AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

American Century World Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the
Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation
of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to add a new Article Tenth as follows:

TENTH: No director of this corporation shall be personally liable for monetary damages to the corporation or any stockholder, except to the extent that such exclusion from liability shall be limited pursuant to Section 5-418 of the Courts and Judicial Proceedings
Article of the Annotated Code of Maryland or Section 17 of the
Investment Company Act of 1940 (or any successor provisions
thereof).

SECOND: The amendment to the Charter as set forth above in Article
First has been duly advised by the Board of Directors of the
Corporation and approved by the stockholders of the Corporation as required by Section 2-607 of the Maryland General Corporation
Law.

THIRD: The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President
acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Senior Vice President and attested by its Assistant
Secretary this 28th day of June, 2010.

ATTEST:    AMERICAN CENTURY WORLD MUTUAL
    FUNDS, INC.

/s/Otis H. Cowan  /s/Charles A. Etherington

Name:
Otis H. Cowan

   Name:
 Charles A. Etherington

Title
Assistant Secretary

 Title:
Senior Vice President